EXHIBIT 99.1

Marlin Business Services Corp. Reports First Quarter 2018 Earnings and Declares a Cash Dividend of $0.14 Per Share

First Quarter Summary:

  Net income of $6.2 million, or $0.50 per diluted share
  Net income on an adjusted basis was also $6.2 million, or $0.50 per diluted share, an increase of 44% compared with net income on an adjusted basis of $4.3 million, or $0.34 per diluted share in the first quarter last year
  Net interest and fee income of $23.8 million for the quarter, compared with $21.7 million for the first quarter last year
  ROE of 13.7%; ROE on an adjusted basis of 13.7% compared with ROE on an adjusted basis of 10.4% in the first quarter last year
  Net Investment in loans and leases totaled $930.6 million, up 12.3% from a year ago and total managed assets surpassed the $1 billion milestone and ended the first quarter at $1.02 billion, up 19.4% from a year ago
  Total first quarter origination volume (excluding leases and loans originated but referred to third parties) of $159.7 million, up 9.0% year-over-year
  Total direct and indirect origination yield of 12.44%, up 85 basis points from the prior quarter and up 58 basis points year-over-year
  30+ and 60+ day delinquencies on total finance receivables increased modestly from prior quarter to 105 basis points and 64 basis points, respectively
  Annualized net charge-offs of 1.68%, compared with 1.87% in the prior quarter and 1.57% in the first quarter last year
  Provision for credit losses of $4.6 million compared with $4.5 million in the prior quarter and $3.9 million in the first quarter last year
  Closed on a $300 million forward flow agreement with Varadero Capital
  Strong capital position, with equity to assets ratio of 17.2%

MOUNT LAUREL, N.J., May 03, 2018 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (NASDAQ:MRLN) (“Marlin” or the “Company”) today reported first quarter 2018 net income of $6.2 million, or $0.50 per diluted share, compared with net income of $1.5 million, or $0.12 per share a year ago.  First quarter net income on an adjusted basis was $6.2 million, or $0.50 per diluted share, compared with $4.3 million, or $0.34 per diluted share a year ago.

Commenting on the Company’s results, Jeffrey A. Hilzinger, Marlin’s President and CEO, said, “Marlin is off to a good start in 2018 as strong execution continued to drive solid origination volume, stable credit performance and excellent earnings growth. Excluding referral volume, total origination volume was $159.7 million for the quarter compared with $146.5 million last year, resulting in a year-over-year increase of 9%. Growth in the quarter was driven by solid demand for both our Equipment Finance product and Funding Stream, our working capital loan product. During the quarter, yield on our origination volume was 12.44% compared to 11.86% a year ago with Equipment Finance increasing to 9.99% from 9.67% and Funding Stream decreasing from 33.0% to 31.7%. We also continued to gain traction in our Direct origination initiative that identifies additional financing opportunities with existing customers. During the quarter, Direct origination volume was $30.9 million compared with $16.6 million last year, resulting in a year-over-year increase of 86%.  As part of Marlin’s developing capital markets activities, we referred or sold $27.2 million of leases and loans.  As a result of these origination and capital markets activities, our Net Investment in Leases and Loans grew to $930.6 million, up 12.3% from a year ago. Also, for the first time our Managed Assets exceeded $1 billion growing to $1.02 billion compared with $855.3 million a year ago, resulting in a year-over-year increase of 19.4%. Importantly, our focus on maintaining disciplined underwriting standards continues to be a top priority and credit quality remained stable and within expectations during the quarter.”

Mr. Hilzinger concluded, “Our momentum continues to build and puts us on track to achieve our strategic, operational and financial objectives for the year. I look forward to continued strong execution of our strategy, further enhancing our financial performance and driving shareholder value as we move forward.”

Results of Operations
Total origination volume (excluding referral volume) for the first quarter of $159.7 million was up 9.0% from a year ago. Direct origination volume of $30.9 million in the first quarter was up 86.3% from $16.6 million in the first quarter of 2017. Indirect origination volume in the first quarter of 2018 was $128.8 million, down slightly from $129.9 million in the same period a year ago. Referral volume totaled $4.2 million, down from $22.3 million in the first quarter last year, largely due to the transition of leases originated by Horizon Keystone Financial to Marlin’s balance sheet over the past year.

Net interest and fee margin as a percentage of average finance receivables was 10.43% for the first quarter, down 14 basis points from the fourth quarter of 2017 and down 48 basis points from a year ago. The decrease in margin percentage was primarily a result of a decline in interest income and an increase in interest expense. The Company’s interest expense as a percent of average finance receivables increased to 149 basis points compared with 145 basis points for the previous quarter and 117 basis points for the first quarter of 2017, primarily as a result of the rising interest rate environment.

On an absolute basis, net interest and fee income was $23.8 million for the first quarter of 2018 compared with $21.7 million for the first quarter last year. The increase continues to reflect the strong growth in the portfolio and the underlying earnings power of the business.

Non-interest income was $5.2 million for the first quarter of 2018, compared with $5.3 million in the prior quarter and $3.8 million in the prior year period.  The year-over-year increase in non-interest income is primarily due to a $1.5 million increase in gains-on-sale, $0.3 million increase in Insurance related income and a $0.4 million increase in servicing fee income, partially offset by a decrease of $0.6 million in referral income.

Non-interest expense was $16.6 million for the first quarter of 2018, compared with $15.4 million in the prior quarter and $19.6 million in the first quarter last year. The increase from the prior quarter was primarily due to a $0.3 million increase in stock-based compensation expense, $0.4 million increase in payroll taxes and a $0.2 million increase in marketing expense. The overall increase from prior quarter was actually less than anticipated due to the timing of approximately $0.4 million of employee related expenses that were expected to be recognized in the first quarter but will ultimately be recognized in the second and third quarters. The decrease from a year ago was primarily due to a $4.4 million charge recorded in the first quarter last year in connection with a regulatory matter. This was partially offset by increases in expenses in the first quarter of 2018 related to the Horizon Keystone acquisition, including intangibles amortization expense, higher salaries and benefits and higher sales commissions.  Expenses also increased due to investments in the Direct origination initiative and expenses associated with building-out Marlin’s senior leadership team.

The Company’s efficiency ratio for the first quarter was 57.1% compared with 76.8% in the first quarter last year.  On an adjusted basis, first quarter 2017 efficiency ratio was 59.5%.  Excluding acquisition related sales commissions, the efficiency ratio in the first quarter of 2018 was 55.8%.  Marlin expects its efficiency ratio to continue to improve as the Company leverages its fixed costs through continued portfolio growth and from continued operational efficiencies generated by its various process renewal initiatives.

Marlin recorded an income tax expense of $1.7 million, representing an effective tax rate of 21.4% for the first quarter of 2018, compared with an income tax expense of $0.5 million in the first quarter of 2017.

Portfolio Performance
Allowance for credit losses as a percentage of total finance receivables was 1.68% at March 31, 2018 compared with 1.63% at December 31, 2017 and 1.42% at March 31, 2017, with the year-over-year increase driven by generally higher portfolio delinquency and net charge-offs. Coverage of total 60+ day delinquencies was 231.9% at March 31, 2018 compared with 262.99% at December 31, 2017 and 247.1% at March 31, 2017.

Finance receivables over 30 days delinquent were 1.05% of the Company’s total finance receivables portfolio as of March 31, 2018, up 3 basis points from December 31, 2017 and up 17 basis points from March 31, 2017. Finance receivables over 60 days delinquent were 0.64% of the Company’s total finance receivables portfolio as of March 31, 2018, up 9 basis points from December 31, 2017 and up 13 basis point from March 31, 2017. Annualized first quarter net charge-offs were 1.68% of average total finance receivables versus 1.87% in the fourth quarter of 2017 and 1.57% a year ago. The overall increase in delinquency and charge-offs year-over-year is attributed to a return to a more normal credit environment.

As of March 31, 2018, the Company’s consolidated equity to assets ratio was 17.17%. This compares to 17.27% and 17.22%, in the prior quarter and year ago quarter, respectively.

Corporate Developments
Marlin’s Board of Directors today declared a $0.14 per share quarterly dividend. The dividend is payable May 24, 2018, to shareholders of record on May 14, 2018. Based on the closing stock price on May 2, 2018, the annualized dividend yield on the Company’s common stock is 1.94%.

At the end of the first quarter, the Company entered into a forward flow sale agreement with Varadero Capital, L.P., a leading alternative asset management firm, to sell up to $300 million in equipment leases and loans to be originated by Marlin.  This arrangement expands Marlin’s ability to provide equipment financing to small businesses that are not currently served by the Company’s existing finance programs, diversifies its funding sources and provides substantial new lending capacity.

Business Outlook
The Company is maintaining guidance for the full year ending December 31, 2018 as follows:

  Total origination volume (including referral volume) is expected to finish approximately 20% above 2017 levels
  Portfolio performance is expected to remain within the targeted range
  Net interest margin, as a percentage, is expected to between 10.0% and 10.25%
  ROE is expected to improve in 2018 as the Company continues to improve operating scale
  EPS is expected to be between $1.95 and $2.10 per share

Conference Call and Webcast
Marlin will host a conference call on Friday, May 4, 2018 at 9:00 a.m. ET to discuss the Company’s first quarter 2018 results. If you wish to participate, please call 877-407-0792 approximately 10 minutes in advance of the call time. The conference ID will be: “Marlin.” The call will also be webcast on the Investor Relations page of the Company’s website, www.marlinfinance.com. An audio replay will also be available on the Investor Relations section of Marlin’s website for 45 days.

About Marlin Business Services Corp.
Marlin Business Services Corp. is a nationwide provider of credit products and services to small businesses with a mission of helping small businesses fulfill their American dream. Our products and services are offered directly to small businesses and through financing programs with independent equipment dealers and other intermediaries. Marlin and its wholly-owned operating subsidiary, Marlin Business Bank, are publicly traded (NASDAQ:MRLN). For more information about Marlin, visit www.marlinfinance.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Regulation G – Non-GAAP Financial Measures
In this release the Company uses certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines net income on an adjusted basis as net income excluding an after-tax charge related to a reserve for restitution in connection with certain payment processing practices in effect prior to February 2016 and charges for associated legal and consulting fees, the after-tax hurricane credit and insurance loss reserves, the after-tax executive severance (Chief Operating Officer), and the net tax benefit from the tax cut and jobs act, as applicable. The Company defines diluted earnings per share on an adjusted basis, return on average assets on an adjusted basis and return on average equity on an adjusted basis as the calculation used for the “as reported” number substituting net income as reported with net income on an adjusted basis while using the same denominator in the “as reported” number, where appropriate.  The Company defines efficiency ratio on an adjusted basis as the calculation used for the “as reported” ratio adjusting the numerator for the reserve for restitution in connection with certain payment processing practices in effect prior to February 2016, hurricane insurance loss reserves, and executive severance, as applicable. The Company believes that these non-GAAP measures are useful performance metrics for management, investors and lenders, because it means to evaluate period-to-period comparisons of the Company's financial performance without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.

Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Investor Contacts:
Taylor Kamp
Senior Vice President & Chief Financial Officer
856-505-4108

Lasse Glassen
Addo Investor Relations
lglassen@addoir.com
424-238-6249

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2018	2017

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$4,394	$3,544
Interest-earning deposits with banks	80,497	63,602
Total cash and cash equivalents	84,891	67,146
Time deposits with banks	7,664	8,110
Investment securities (amortized cost of $11.2 million and $11.7 million at
March 31, 2018 and December 31, 2017, respectively)	10,946	11,533
Net investment in leases and loans:
Net investment in leases and loans, excluding allowance for credit losses	946,247	929,271
Allowance for credit losses	(15,620)	(14,851)
Total net investment in leases and loans	930,627	914,420
Intangible assets	1,075	1,128
Goodwill	1,160	1,160
Property and equipment, net	4,035	4,204
Property tax receivables	11,740	6,292
Other assets	19,087	26,167
Total assets	$1,071,225	$1,040,160

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$833,145	$809,315
Other liabilities:
Sales and property taxes payable	7,790	2,963
Accounts payable and accrued expenses	27,774	31,492
Net deferred income tax liability	18,589	16,741
Total liabilities	887,298	860,511

Stockholders’ equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 75,000,000 shares authorized;
12,418,497 and 12,449,458 shares issued and outstanding at December 31, 2017 and	124	124
December 31, 2016, respectively
Additional paid-in capital	82,509	82,588
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(98)	(96)
Retained earnings	101,394	97,035
Total stockholders’ equity	183,927	179,649
Total liabilities and stockholders’ equity	$1,071,225	$1,040,160

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2018	2017

	(Dollars in thousands, except per-share data)

Interest income	$23,279	$20,531
Fee income	3,959	3,530
Interest and fee income	27,238	24,061
Interest expense	3,399	2,340
Net interest and fee income	23,839	21,721
Provision for credit losses	4,612	3,884
Net interest and fee income after provision for credit losses	19,227	17,837

Non-interest income:
Insurance premiums written and earned	1,939	1,706
Other income	3,295	2,047
Non-interest income	5,234	3,753
Non-interest expense:
Salaries and benefits	10,023	9,391
General and administrative	6,571	10,170
Non-interest expense	16,594	19,561
Income before income taxes	7,867	2,029
Income tax expense	1,682	489
Net income	$6,185	$1,540

Basic earnings per share	$0.50	$0.12
Diluted earnings per share	$0.50	$0.12

Cash dividends declared per share	$0.14	$0.14

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended March 31,
	2018	2017

	(Dollars in thousands, except per-share data)
	(Unaudited)

Net income as reported	$6,185	$1,540

Deduct:
Charge in connection with regulatory matters	-	(4,411)
Tax effect	-	1,694
Charge in connection with regulatory matters, net of tax	-	(2,717)
Net Income on an adjusted basis	$6,185	$4,257

Diluted earnings per share as reported	$0.50	$0.12
Diluted earnings per share on an adjusted basis	$0.50	$0.34

Return on Average Assets as reported	2.37%	0.67%
Return on Average Assets on an adjusted basis	2.37%	1.86%

Return on Average Equity as reported	13.69%	3.78%
Return on Average Equity on an adjusted basis	13.69%	10.44%

Efficiency Ratio as reported	57.08%	76.79%
Efficiency Ratio on an adjusted basis	57.08%	59.47%

First quarter 2017 Net Income on an adjusted basis is defined as net income excluding a first quarter 2017 $4.2 million charge associated with recent regulatory matters and a $0.3 million first quarter 2017 charge for associated legal and consulting fees. First quarter 2018 did not have any as reported to on an adjusted basis reconciling items.

SUPPLEMENTARY QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	3/31/2017	6/30/2017	9/30/2017	12/31/2017	3/31/2018

Net Income:
Net Income	$1,540	$4,553	$3,305	$15,894	$6,185

Annualized Performance Measures:
Return on Average Assets	0.67%	1.90%	1.31%	6.21%	2.37%
Return on Average Stockholders' Equity	3.78%	11.19%	8.01%	38.08%	13.69%

EPS Data:
Net Income Allocated to Common Stock	$1,495	$4,444	$3,225	$15,532	$6,065
Number of Shares - Basic	12,213,464	12,242,805	12,220,381	12,187,666	12,188,906
Basic Earnings per Share	$0.12	$0.36	$0.26	$1.27	$0.50

Number of Shares - Diluted	12,223,333	12,249,530	12,257,922	12,230,858	12,245,019
Diluted Earnings per Share	$0.12	$0.36	$0.26	$1.27	$0.50

Cash Dividends Declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

New Asset Production:
Direct Originations	$16,571	$23,648	$23,444	$31,610	$30,869
Indirect Originations	$129,915	$131,812	$123,977	$148,468	$128,833
Total Originations	$146,486	$155,460	$147,421	$180,078	$159,702

Equipment Finance Originations	$132,691	$140,656	$133,646	$163,562	$141,646
Funding Stream Loans Originations	$13,795	$14,804	$13,775	$16,516	$18,056
Total Originations	$146,486	$155,460	$147,421	$180,078	$159,702

Assets referred in the period	$22,296	$12,324	$13,024	$6,466	$4,201
Assets sold in the period	$8,694	$12,364	$9,649	$36,037	$22,981

Implicit Yield on Direct Originations	24.49%	21.81%	21.44%	19.22%	19.47%
Implicit Yield on Indirect Originations	10.22%	10.44%	10.43%	9.93%	10.75%
Total Implicit Yield on Total Originations	11.86%	12.21%	12.18%	11.59%	12.44%

Implicit Yield on Equipment Finance Originations	9.67%	9.96%	9.99%	9.46%	9.99%
Implicit Yield on Funding Stream Loans Originations	32.95%	33.62%	33.51%	32.73%	31.68%

# of Leases / Loans Equipment Finance	7,185	7,704	7,447	8,346	7,764
Equipment Finance Approval Percentage	56%	55%	56%	56%	56%
Average Monthly Equipment Finance Sources	1,114	1,247	1,185	1,244	1,190

Net Interest and Fee Margin (NIM)
Percent of Average Total Finance Receivables:
Interest Income	10.31%	10.33%	10.37%	10.31%	10.19%
Fee Income	1.77%	1.79%	1.75%	1.71%	1.73%
Interest and Fee Income	12.08%	12.12%	12.12%	12.02%	11.92%
Interest Expense	1.17%	1.25%	1.39%	1.45%	1.49%
Net Interest and Fee Margin (NIM)	10.91%	10.87%	10.73%	10.57%	10.43%

Risk Adjusted NIM (1)	9.34%	9.22%	9.00%	8.70%	8.74%

Cost of Funds (2)	1.29%	1.37%	1.49%	1.58%	1.63%

Interest Income Equipment Finance	$18,611	$19,338	$19,840	$20,382	$20,639
Interest Income Funding Stream Loans	$1,781	$2,039	$2,213	$2,322	$2,321

Average Total Finance Receivables	$796,920	$835,516	$862,718	$891,819	$913,804
Average Net Investment Equipment Finance	$775,551	$810,961	$836,713	$864,665	$884,946
Average Funding Stream Loans	$21,369	$24,555	$26,005	$27,154	$28,858

End of Period Net Investment Equipment Finance	$806,330	$837,520	$861,102	$887,328	$900,763
End of Period Funding Stream Loans	$22,510	$25,183	$25,328	$27,092	$29,864
Total Owned Net Investment in Leases and Loans (3)	$828,840	$862,703	$886,430	$914,420	$930,627

Total Assets Serviced for Others	$26,422	$36,482	$42,657	$74,359	$90,701

Total Managed Assets	$855,262	$899,185	$929,087	$988,779	$1,021,328

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.88%	0.92%	1.13%	1.02%	1.05%
30+ Days Past Due Delinquencies	$8,208	$8,978	$11,370	$10,565	$10,994

60+ Days Past Due Delinquencies	0.51%	0.52%	0.61%	0.55%	0.64%
60+ Days Past Due Delinquencies	$4,729	$5,108	$6,157	$5,647	$6,735

Equipment Finance
30+ Days Past Due Delinquencies	0.90%	0.94%	1.15%	1.04%	1.07%
30+ Days Past Due Delinquencies	$8,206	$8,887	$11,260	$10,446	$10,942

60+ Days Past Due Delinquencies	0.52%	0.54%	0.63%	0.56%	0.66%
60+ Days Past Due Delinquencies	$4,729	$5,108	$6,157	$5,647	$6,735

Funding Stream Loans
15+ Days Past Due Delinquencies	0.43%	0.89%	0.77%	0.95%	0.53%
15+ Days Past Due Delinquencies	$99	$230	$200	$264	$162

30+ Days Past Due Delinquencies	0.01%	0.35%	0.42%	0.43%	0.17%
30+ Days Past Due Delinquencies	$2	$91	$110	$119	$52

Net Charge-offs - Total Finance Receivables	$3,134	$3,442	$3,735	$4,169	$3,843
% on Average Total Finance Receivables
Annualized	1.57%	1.65%	1.73%	1.87%	1.68%

Net Charge-offs - Equipment Finance	$2,840	$3,062	$3,537	$3,944	$3,618
% on Average Net Investment in Equipment Finance
Annualized	1.46%	1.51%	1.69%	1.82%	1.64%

Net Charge-offs - Funding Stream Loans	$294	$380	$198	$225	$224
% of Average Funding Stream Loans
Annualized	5.51%	6.19%	3.05%	3.31%	3.10%

Total Allowance for Credit Losses	$11,687	$12,559	$14,504	$14,851	$15,620
% of Total Finance Receivables	1.42%	1.46%	1.64%	1.63%	1.68%
% of 60+ Delinquencies	247.13%	245.87%	235.57%	262.99%	231.92%

Allowance for Credit Losses - Equipment Finance	$10,769	$11,514	$13,422	$13,815	$14,310
% of Net Investment Equipment Finance	1.34%	1.38%	1.56%	1.56%	1.60%
% of 60+ Delinquencies	227.72%	225.40%	218.00%	244.64%	212.48%

Allowance for Credit Losses - Funding Stream Loans	$918	$1,045	$1,082	$1,036	$1,310
% of Total Funding Stream Loans	3.96%	4.04%	4.14%	3.73%	4.25%
% of 60+ Delinquencies	n/a	n/a	n/a	n/a	n/a

Non-accrual - Equipment Finance	$2,282	$2,560	$2,933	$3,065	$3,626
Non-accrual - Equipment Finance	0.25%	0.27%	0.30%	0.30%	0.36%

Non-accrual - Funding Stream Loans	$53	$61	$17	$118	$27
Non-accrual - Funding Stream Loans	0.23%	0.24%	0.07%	0.42%	0.09%

Non-accrual - Total Finance Receivables	$2,335	$2,621	$2,950	$3,183	$3,653
Non-accrual - Total Finance Receivables	0.25%	0.27%	0.29%	0.31%	0.35%

Restructured - Total Finance Receivables	$798	$878	$2,543	$4,489	$4,366

Expense Ratios:
Salaries and Benefits Expense	$9,391	$9,070	$9,302	$9,806	$10,023
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.71%	4.34%	4.31%	4.40%	4.39%

Total personnel end of quarter	330	329	331	330	326

General and Administrative Expense	$10,170	$6,110	$6,409	$5,583	$6,571
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	5.10%	2.93%	2.97%	2.50%	2.88%

Efficiency Ratio	76.79%	56.69%	58.74%	53.30%	57.08%

Balance Sheet:

Assets
Investment in Leases and Loans	$824,942	$858,671	$883,778	$911,242	$927,752
Initial Direct Costs and Fees	15,585	16,591	17,156	18,029	18,495
Reserve for Credit Losses	(11,687)	(12,559)	(14,504)	(14,851)	(15,620)
Net Investment in Leases and Loans	$828,840	$862,703	$886,430	$914,420	$930,627
Cash and Cash Equivalents	75,728	77,316	82,937	67,146	84,891
Restricted Cash	-	-	-	-	-
Other Assets	39,924	45,063	43,650	58,594	55,707
Total Assets	$944,492	$985,082	$1,013,017	$1,040,160	$1,071,225

Liabilities
Deposits	739,793	780,838	806,954	809,315	833,145
Other Liabilities	42,054	40,061	39,768	51,196	54,153
Total Liabilities	$781,847	$820,899	$846,722	$860,511	$887,298

Stockholders' Equity
Common Stock	$126	$125	$125	$124	$124
Paid-in Capital, net	84,066	82,825	83,391	82,586	82,507
Other Comprehensive Income (Loss)	(109)	(106)	(82)	(96)	(98)
Retained Earnings	78,562	81,339	82,861	97,035	101,394
Total Stockholders' Equity	$162,645	$164,183	$166,295	$179,649	$183,927

Total Liabilities and
Stockholders' Equity	$944,492	$985,082	$1,013,017	$1,040,160	$1,071,225

Capital and Leverage:
Equity	$162,645	$164,183	$166,295	$179,649	$183,927
Debt to Equity	4.55	4.76	4.85	4.50	4.53
Equity to Assets	17.22%	16.67%	16.42%	17.27%	17.17%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	17.41%	16.81%	16.24%	17.25%	17.35%
Common Equity Tier 1 Risk-based Capital	18.37%	17.80%	17.64%	18.22%	18.33%
Tier 1 Risk-based Capital	18.37%	17.80%	17.64%	18.22%	18.33%
Total Risk-based Capital	19.63%	19.05%	18.90%	19.47%	19.58%

Notes and Footnotes:
(1) Risk Adjusted NIM is defined as NIM less net charge-offs
(2) COF is defined as interest expense for the period divided by average interest bearling liabilities, annualized
(3) Net investment in total finance receivables includes net investment in Equipment Finance leases and loans and Funding Stream Loans.
Equipment Finance consists of equipment leases and loans.
Funding Stream Loans consist of small business loans.